EX-99.h.2.i

AMENDMENT NO. 1 TO AMENDED AND RESTATED FUND ACCOUNTING AND
FINANCIAL ADMINISTRATION SERVICES AGREEMENT

This Amendment (“Amendment”) is effective as of the 1st day of July, 2017, by and between each investment company listed on Schedule A (referred to herein, individually, as a “Fund” and collectively, as the “Funds”) and THE BANK OF NEW YORK MELLON (referred to herein as “BNYM”).

BACKGROUND:

A. The Funds and BNYM are parties to an Amended and Restated Fund Accounting and Financial Administration Services Agreement dated as of January 1, 2014 (the “Agreement”), relating to BNYM’s provision of fund accounting, financial administration and related services described in the Agreement to the Funds. This Amendment is an amendment to the Agreement.

B. The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Sections 3.A. through Sections 3.D. of the Agreement are hereby deleted in their entirety and replaced with the following Sections 3.A. through Sections 3.D.

A. The revised term of this Agreement shall commence on July 1, 2017 and continue for a term of five (5) years expiring on June 30, 2022 and then for subsequent five (5) year periods (each, a “Renewal Term”). Unless otherwise terminated in accordance with its terms, BNYM shall either (i) request that this Agreement be extended for an additional five (5) year period, or (ii) indicate that this Agreement will be terminated upon the expiration of a Renewal Term, in either case by sending a written notice of its intent to the Funds no later than three (3) months prior to the fourth anniversary of the effective date of a Renewal Term. If BNYM requests that this Agreement be extended for an additional five (5) year period and the Funds do not reject such request in writing to BNYM by the fourth anniversary of the effective date of a Renewal Term, this Agreement shall be extended for an additional five (5) year period. If either (a) BNYM indicates that this Agreement will be terminated upon the expiration of a Renewal Term by sending a written notice of its intent to the Funds no later than three (3) months prior to the fourth anniversary of the effective date of a Renewal Term, or (b) the Funds respond to BNYM’s request to extend for an additional five (5) year period by rejecting such request in writing to BNYM no later than the fourth anniversary of the effective date of a Renewal Term, then this Agreement shall continue in effect until the date on which the Funds complete their conversion to a successor service provider, provided that such date: (i) shall not be earlier than the end of the Renewal Term and (ii) shall not be later than one (1) year after the end of the Renewal Term.

B. This Agreement may be terminated by the following party or parties, as the case may be, for one or more of the following reasons, provided the terminating party provides the applicable written notice to the other party or parties, as the case may be, of the reason for such termination:

(i) NonRenewal: BNYM or the Funds may decline to extend the terms of this Agreement beyond a Renewal Term under subparagraph A of this Section;

(ii) Mutual Agreement: BNYM and the Funds may mutually agree in writing to terminate this Agreement at any time;

(iii) “For Cause”: (a) BNYM may terminate this Agreement “For Cause,” as defined below, by providing the Funds with written notice of termination “For Cause” (a “Breach Termination Notice”) at least 60 days prior to the date of termination of this Agreement, or (b) a Fund may terminate this Agreement with respect to such Fund “For Cause,” as defined below, by providing BNYM with a Breach Termination Notice at least 60 days prior to the date of termination of this Agreement with respect to such Fund;

(iv) Failure to Pay: BNYM may terminate this Agreement if BNYM has notified the Funds that they have failed to pay BNYM any undisputed amounts when due under this Agreement and the Funds have failed to cure such default within 30 days of receipt of such notice (or, if the Funds have disputed in good faith any fees forth in Schedule C or any expenses, upon final resolution of such dispute).

(v) Acquisition by the Funds: The Funds may terminate this Agreement with at least 120 days written notice if the Funds’ investment adviser or one of its affiliates (together, the “Acquiring Entity”) acquires another investment adviser and/or one of its affiliates (together, the “Acquired Entity”) and, in connection with such transaction, the Acquiring Entity acquires or sponsors any complex of registered investment companies serviced or managed by the Acquired Entity, provided that BNYM is included in any request for proposal process to provide fund accounting, financial administration and related services (“Administration Services”) to the registered investment companies managed or sponsored by the Acquiring Entity; provided further that the Administration Services that are subject to the request for proposal process are substantially similar to the services provided under this Agreement. For avoidance of doubt, the Acquiring Entity is required to consider BNYM’s request for proposal in good faith, but the Acquiring Entity is not obligated to select BNYM.

For purposes of subparagraph (iii) above, “For Cause” shall mean:

(a) a material breach of this Agreement by any other party or parties, as the case may be, that has not been remedied for 30 days following written notice by the terminating party that identifies in reasonable detail the alleged failure of the other party or parties, as the case may be, to perform, provided that if such default is capable of being cured, then the other party or parties, as the case may be, are entitled to such longer period as may reasonably be required to cure such default if the other party or parties, as the case may be, have commenced such cure and is diligently pursuing same, but such cure must be completed within 120 days in any event;

(b) when any other party or parties, as the case may be, commit any act or omission that constitutes gross negligence, willful misconduct, fraud or reckless disregard of its or their duties under this Agreement and that act or omission results in material adverse consequences to the terminating party;

(c) a final, unappealable judicial, regulatory or administrative ruling or order in which any other party or parties, as the case may be, have been found guilty of criminal or unethical behavior in the conduct of its business that directly relates to the subject matter of the Services; or

(d) when any other party or parties, as the case may be, shall make a general assignment for the benefit of its or their creditors or any proceeding shall be instituted by or against the other party or parties, as the case may be, to adjudicate it or them as bankrupt or insolvent, or to seek to liquidate, wind up, or reorganize the other party or parties, as the case may be, or protect or relieve its or their debts under any law, or to seek the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or them or for a substantial portion of its or their assets, which proceeding shall remain unstayed for sixty (60) days or the other party or parties, as the case may be, have taken steps to authorize any of the above actions or has become unable to pay its or their debts as they mature.

C. If this Agreement is terminated by any party (regardless of whether it is terminated pursuant to paragraph B. above or for any reason other than those specified in paragraph B. above), the Funds shall pay to BNYM on or before the effective date of such termination any undisputed and unpaid fees owed to, and shall reimburse BNYM for any undisputed and unpaid out-of-pocket costs and expenses owed to, BNYM under this Agreement prior to its termination.

D. If either (i) the Funds terminate this Agreement for any reason other than those specified in paragraph B. above (“Early Termination”), or (ii) BNYM terminates this Agreement “For Cause” or the Funds’ “failure to pay” under subparagraphs B(iii) or B(iv) of this Section, respectively, then the Funds shall make a one-time cash payment (a “Termination Fee”) equal to a percentage (the “Stated Percentage”) of all fees and other amounts calculated as if BNYM were to provide all services hereunder for a period of one year based upon Average Three Month Fees (as defined below). For purposes of this Agreement, “Average Three Month Fees” means the average of (i) the aggregate fees (excluding out-of-pocket expenses) due to BNYM under this Agreement during the last three full calendar months immediately prior to the date of the notice of Early Termination or Breach Termination Notice, as applicable, and (ii) the aggregate fees (excluding out-of-pocket expenses) due to BNYM under this Agreement during the last three full calendar months immediately prior to the termination date of this Agreement. The Stated Percentage shall be: (i) 25% during the first three years of the Renewal Term ended June 30, 2022; and (ii) inapplicable thereafter. In addition, the Funds shall reimburse BNYM promptly for any actual, provable, extraordinary, non-customary and direct costs and expenses (other than any Costs and Expenses) incurred by BNYM in connection with effecting such termination and converting the Funds to a successor service provider, including without limitation the delivery to such successor service provider, the Funds and/or other Funds’ service providers any of the Funds’ property, records, data, instruments and documents.

The parties acknowledge and agree that, upon the occurrence of any of such events giving rise to a Termination Fee: (i) a determination of actual damages incurred by BNYM would be extremely difficult, (ii) the Termination Fee is intended to adequately compensate BNYM for damages incurred and is not intended to constitute any form of penalty, and (iii) the Termination Fee is intended to include the Costs and Expenses incurred by BNYM in connection with effecting such termination and converting the Fund to a successor service provider, including, without limitation, the delivery to such successor service provider, the Fund and/or other Fund service providers any of the Fund’s property, records, data, instruments and documents.

2.	Section 4 - Amendments, Assignment, Subcontracting and Delegation shall be amended and restated as follows:

A modification of this Agreement will be effective only if in writing and signed by the affected parties. BNYM shall not assign or subcontract the rights or delegate the duties, or outsource or off-shore the Services, pursuant to this Agreement without the prior written consent of the other party or parties, which shall not be unreasonably withheld. Notwithstanding the foregoing, no such consent shall be required to assign or subcontract the rights or delegate the duties, or outsource or off-shore the Services contemplated hereunder to an affiliate of BNYM, provided BNYM provides thirty (30) days advance written notice to the other parties hereto.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

3.	Section 10 of the Agreement - Books and Records, Disclosure, Retention, and Rights of Ownership, shall be amended and restated as follows:

A. BNYM shall maintain on behalf of each Fund all books and records which are customary or which are legally required to be kept in connection with BNYM’s performance of Services, including without limitation books and records directly related to the Funds and those required by Rules 31a-1 and 31a-2 under the 1940 Act (“Records”). BNYM will prepare and maintain the Records at each Fund’s expense, and the Records shall be the Fund’s property. BNYM will make the Records available for inspection by the SEC, including giving the SEC access to the Records, and otherwise surrender the Records promptly in accordance with Rule 31a-3 under the 1940 Act. BNYM will allow a Fund and its authorized persons and representatives to review, inspect and audit the Records during BNYM’s normal business hours or, upon reasonable notice, at such other reasonable times as the Fund may request.

4.	Application & network penetration testing & vulnerability scanning.

BNYM shall perform penetration testing activities on its systems related to the Services provided hereunder, at least annually, as part of its information security policies and procedures. The Funds agree and understand that BNYM does not guarantee that the penetration testing activities will detect all security weaknesses, potential security problems or potential breaches. BNYM will provide the Funds with a certification confirming the completion of the testing promptly after it is complete. Should such testing reveal a failure materially impacting the Funds’ receipt of Services, BNYM will promptly notify the Funds in writing and set up a conference call to discuss the relevant details.

5.	Breach/Incident Notification:

BNYM will promptly (within 2 business days when practical based on BNYM’s commercially reasonable determination of the relevant circumstances) notify the Funds of any confidentiality breaches, operational breaches, security breaches, data breaches, malware, phishing or other incidents relating to the unauthorized exposure of the Fund’s information or materially impacting the Fund’s receipt of the Services.

6.	Access

BNYM agrees it will ensure that any of its employees or other persons engaged by it for the purposes of providing Services to the Funds are aware of the confidential nature of the Fund’s information and agree to comply with BNYM’s policies and procedures related to handling confidential client information.

BNYM agrees it will not make, or attempt to make, a connection to any network utilized and provided by the Funds without obtaining prior written approval from the Funds or the Funds’ delegate for such connection; and that any such connection will comply at all times with any reasonable conditions that the Funds’ Board or its delegate may impose on BNYM.

BNYM will take the necessary steps designed to ensure that all departing personnel with access to the Fund’s confidential information will return all such information upon their departure and that such personnel shall immediately cease to access such information and BNYM’s technology systems and networks.

7.	Certification.

Annually, upon the Funds’ request, BNYM will confirm in writing completion of its ISO 27001/2 certification.

8.	Communications.

All communications between BNYM and the Funds should occur between the authorized contacts listed in Exhibit I hereto as may be updated from time to time.

9.	Compliance; Applicable Law.

In performing the Services, BNYM shall comply with all laws applicable to BNYM, and its standard of performance shall be in accord with industry standards and such standards as may be imposed on BNYM by law and the requirements of all regulatory authorities.

10.	Annual Risk Assessment/Risk Management

a.	On a periodic basis, typically no less frequently than annually, at BNYM’s expense, BNYM conducts a review of the BNYM architecture, systems and procedures used in connection with the Services (“Risk Assessment”).

b.	The Risk Assessment will examine the design of controls and the operating effectiveness of controls including those within the following processes, policies and procedures:

(1)	Access and identity management (including privileged access management with respect to BNYM’s systems and the Funds’ data, and ensuring data separation between the Funds data and data belonging to other parties);

(2)	Incident response;

(3)	Managing network layer controls such as intrusion detection system (“IDS”) (including cybersecurity) and firewalls;

(4)	Security configurations, antivirus management, vulnerability and patch management;

(5)	Managing remote access to technology infrastructure and external connections, policies and controls;

(6)	Use of build guides/checklists to harden servers;

(7)	Conducting background screening and raising security awareness of personnel supporting the Services;

(8)	Disaster recovery / business continuity process; and

(9)	Data backup, retention and destruction.

c.	BNYM will meet with the Funds to discuss the Risk Assessment performed.

d.	On periodic basis, typically no less frequently than annually, at BNYM’s expense, BNYM will provide the Funds with a copy of its SOC 1 SM Report on its Centralized Managed Information Systems or an equivalent report based on new or supplemented attestation standards as may occur from time to time.

e.	As a result of these discussions, should any Risk Assessment reveal material risks in the Funds’ reasonable determination with regard to the administrative, technical and physical safeguards appropriate to the size and complexity of BNYM’s operations, the Funds will notify BNYM of such risks and BNYM will agree in good faith to review such risks and determine if it is necessary or desirable to undertake any necessary changes with respect to its processes to remedy the material defects or deficiencies in the processes giving rise to the material risks (“Remedial Work”). The Remedial Work will be undertaken on a schedule and terms to be discussed with the Funds should such Remedial Work materially impact the Services received by the Funds.

11.	BNYM shall provide reasonable assistance to the Funds on an annual basis so that the Funds and/or their representatives may (i) review BNYM’s relevant policies and procedures, (ii) review relevant information available regarding BNYM’s compliance with such policies and procedures, and (iii) compare the BNYM policies and procedures under review to determine that such policies and procedures are materially similar to the Funds’ equivalent policies and procedures. This review is subject to all relevant BNYM security policies and requirements.

12.	Governance

Appropriate authorized representatives of BNYM and the Funds shall:

a.	Monitor and review BNYM’s performance of its obligations under this Agreement on an ongoing basis;

b.	Ensure operational and support processes and procedures are property documented and that such documents are properly maintained;

c.	Act as initial point of contract for incident monitoring, incident handling and escalation;

d.	Attend (and if necessary chair) operational meetings between BNYM and the Funds; and

e.	Meet as mutually agreed to review performance, coordinate the Services and discuss future requirements.

13.	Schedule A of the Agreement is hereby deleted in its entirety and replaced Schedule A attached hereto.

14.	Schedule B of the Agreement is hereby deleted in its entirety and replaced Schedule B attached hereto.

15.	Schedule C of the Agreement is hereby deleted in its entirety and replaced Schedule C attached hereto.

16.	Exhibit I is hereby added to the Agreement as attached hereto.

17.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement, as well as capitalized terms not defined in this Amendment, shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	To the extent required by applicable law, the terms of this Amendment and the fees and expenses associated with this Amendment have been disclosed to and approved by the Board of Trustees of the Funds.

(e)	This Amendment shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

THE BANK OF NEW YORK MELLON

By:	/s/ Christopher Healy
Name:	Christopher Healy
Title:	Managing Director

DELAWARE GROUP ADVISER
FUNDS, on behalf of its Portfolios
identified on Schedule A

DELAWARE GROUP CASH
RESERVE, on behalf of its Portfolios
identified on Schedule A

DELAWARE GROUP EQUITY FUNDS
I, on behalf of its Portfolios identified on
Schedule A

DELAWARE GROUP EQUITY FUNDS
II, on behalf of its Portfolios identified on
Schedule A

DELAWARE GROUP EQUITY FUNDS
IV, on behalf of its Portfolios identified
on Schedule A

DELAWARE GROUP EQUITY FUNDS
V, on behalf of its Portfolios identified on
Schedule A

DELAWARE GROUP FOUNDATION
FUNDS, on behalf of its Portfolios
identified on Schedule A

DELAWARE GROUP INCOME
FUNDS, on behalf of its Portfolios
identified on Schedule A

DELAWARE GROUP STATE TAX-
FREE INCOME TRUST, on behalf of its
Portfolios identified on Schedule A

DELAWARE GROUP TAX-FREE
FUND, on behalf of its Portfolios
identified on Schedule A

DELAWARE GROUP GLOBAL &
INTERNATIONAL FUNDS, on behalf of
its Portfolios identified on Schedule A

VOYAGEUR INSURED FUNDS, on
behalf of its Portfolios identified on
Schedule A

VOYAGEUR INTERMEDIATE TAX
FREE FUNDS, on behalf of its Portfolios
identified on Schedule A

VOYAGEUR MUTUAL FUNDS, on
behalf of its Portfolios identified on
Schedule A

VOYAGEUR MUTUAL FUNDS II, on
behalf of its Portfolios identified on
Schedule A

DELAWARE GROUP GOVERNMENT
FUND, on behalf of its Portfolios
identified on Schedule A

DELAWARE GROUP LIMITED-TERM
GOVERNMENT FUNDS, on behalf of its
Portfolios identified on Schedule A

DELAWARE POOLED TRUST, on
behalf of its Portfolios identified on
Schedule A

VOYAGEUR MUTUAL FUNDS III, on
behalf of its Portfolios identified on
Schedule A

VOYAGEUR TAX FREE FUNDS, on
behalf of its Portfolios identified on
Schedule A

DELAWARE VIP TRUST, on behalf of
its Portfolios identified on Schedule A

DELAWARE INVESTMENTS
COLORADO MUNICIPAL INCOME
FUND, INC.

DELAWARE INVESTMENTS
NATIONAL MUNICIPAL INCOME
FUND

DELAWARE INVESTMENTS
MINNESOTA MUNICIPAL INCOME
FUND II, INC.

DELAWARE INVESTMENTS
DIVIDEND AND INCOME FUND, INC.

DELAWARE ENHANCED GLOBAL
DIVIDEND AND INCOME FUND

By:	/s/ Richard Salus
Name:	Richard Salus
Title:	SVP

Schedule A

The following Fund and its Portfolios and share classes are covered by, and made parties to, the Amendment as of the date first written above:

Registrant, Name of Portfolio and Share Class
Delaware Group® Adviser Funds
Delaware Diversified Income Fund – Class A, Class C, Class R, Class R6 and Institutional Class Shares
Delaware Global Real Estate Opportunities Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware U.S. Growth Fund – Class A, Class C, Class R, Class R6 and Institutional Class Shares
Delaware Group® Cash Reserve
Delaware Investments Ultrashort Fund – Class A, Class C, Class L and Institutional Class Shares
Delaware Group® Equity Funds I
Delaware Mid Cap Value Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware Group® Equity Funds II
Delaware Value® Fund – Class A, Class C, Class R, Class R6, Class T and Institutional Class Shares
Delaware Group® Equity Funds IV
Delaware Healthcare Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware Small Cap Growth Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware Smid Cap Growth Fund – Class A, Class C, Class R, Class R6 and Institutional Class Shares
Delaware Group® Equity Funds V
Delaware Small Cap Core Fund – Class A, Class C, Class R, Class R6 and Institutional Class Shares
Delaware Small Cap Value Fund – Class A, Class C, Class R, Class R6 and Institutional Class Shares
Delaware Wealth Builder Fund – Class A, Class C, Class R and Institutional Class Shares
(formerly, Delaware Dividend Income Fund)
Delaware Group® Foundation Funds
(Delaware Foundation Funds®)
Delaware Foundation® Conservative Allocation Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware Foundation® Growth Allocation Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware Foundation® Moderate Allocation Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware Group® Global & International Funds
Delaware Asia Select Fund – Class A, Class C, and Institutional Class Shares
(formerly, Delaware Macquarie Asia Select Fund)
Delaware Emerging Markets Fund – Class A, Class C, Class R, Class R6 and Institutional Class Shares
Delaware Global Value Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware International Small Cap Fund – Class A, Class C, Class R, Class R6 and Institutional Class Shares
(formerly, Delaware Focus Global Growth Fund)
Delaware International Value Equity Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware Group® Government Fund
Delaware Emerging Markets Debt Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware Strategic Income Fund – Class A, Class C, Class R and Institutional Class Shares
(formerly, Delaware Core Plus Bond Fund)
Delaware Group® Income Funds
Delaware Corporate Bond Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware Extended Duration Bond Fund – Class A, Class C, Class R, Class R6 and Institutional Class Shares
Delaware Floating Rate Fund – Class A, Class C, Class R and Institutional Class Shares
(formerly, Delaware Diversified Floating Rate Fund)
Delaware High-Yield Opportunities Fund – Class A, Class C, Class R and Institutional Class Shares
Delaware Group® Limited-Term Government Funds
Delaware Limited-Term Diversified Income Fund – Class A, Class C, Class R, Class R6 and Institutional Class
Shares
Delaware Group® State Tax-Free Income Trust
Delaware Tax-Free Pennsylvania Fund – Class A, Class C, and Institutional Class Shares

Registrant, Name of Portfolio and Share Class
Delaware Group® Tax-Free Fund
Delaware Tax-Free USA Fund – Class A, Class C, and Institutional Class Shares
Delaware Tax-Free USA Intermediate Fund – Class A, Class C, and Institutional Class Shares
Delaware Pooled® Trust
Macquarie Core Plus Bond Portfolio – DPT Class
(formerly, The Core Plus Fixed Income Portfolio)
Macquarie Emerging Markets Portfolio – DPT Class
(formerly, The Emerging Markets Portfolio)
Macquarie Emerging Markets Portfolio II – DPT Class
(formerly, The Emerging Markets Portfolio II)
Macquarie High Yield Bond Portfolio – DPT Class
(formerly, The High-Yield Bond Portfolio)
Macquarie Labor Select International Equity Portfolio – DPT Class
(formerly, The Labor Select International Equity Portfolio)
Macquarie Large Cap Value Portfolio – DPT Class
(formerly, The Large-Cap Value Equity Portfolio)
Delaware REIT Fund – Class A, Class C, Class R, Class R6 and Institutional Class Shares
(formerly, The Real Estate Investment Trust Portfolio)
Delaware VIP® Trust
Delaware VIP® Diversified Income Series – Standard Class Shares and Service Class Shares
Delaware VIP® Emerging Markets Series – Standard Class Shares and Service Class Shares
Delaware VIP® High Yield Series – Standard Class Shares and Service Class Shares
Delaware VIP® International Value Equity Series – Standard Class Shares and Service Class Shares
Delaware VIP® Limited-Term Diversified Income Series – Standard Class Shares and Service Class Shares
Delaware VIP® REIT Series – Standard Class Shares and Service Class Shares
Delaware VIP® Small Cap Value Series – Standard Class Shares and Service Class Shares
Delaware VIP® U.S. Growth Series – Standard Class Shares and Service Class Shares
Delaware VIP® Value Series – Standard Class Shares and Service Class Shares
Delaware VIP® Smid Cap Core Series – Standard Class Shares and Service Class Shares
(formerly, Delaware VIP® Smid Cap Growth Series)
Voyageur Insured Funds
Delaware Tax-Free Arizona Fund – Class A, Class C, and Institutional Class Shares
Voyageur Intermediate Tax Free Funds
Delaware Tax-Free Minnesota Intermediate Fund – Class A, Class C, and Institutional Class Shares
Voyageur Mutual Funds
Delaware Minnesota High-Yield Municipal Bond Fund – Class A, Class C, and Institutional Class Shares
Delaware National High-Yield Municipal Bond Fund – Class A, Class C, and Institutional Class Shares
Delaware Tax-Free California Fund – Class A, Class C, and Institutional Class Shares
Delaware Tax-Free Idaho Fund – Class A, Class C, and Institutional Class Shares
Delaware Tax-Free New York Fund – Class A, Class C, and Institutional Class Shares
Voyageur Mutual Funds II
Delaware Tax-Free Colorado Fund – Class A, Class C, and Institutional Class Shares
Voyageur Mutual Funds III
Delaware Select Growth Fund – Class A, Class C, Class R, and Institutional Class Shares
Voyageur Tax Free Funds
Delaware Tax-Free Minnesota Fund – Class A, Class C, and Institutional Class Shares
Delaware Enhanced Global Dividend and Income Fund – Common Shares
Delaware Investments Dividend and Income Fund, Inc. – Common Shares
Delaware Investments Colorado Municipal Income Fund, Inc. – Common Shares and Preferred Shares
Delaware Investments Minnesota Municipal Income Fund II, Inc. – Common Shares and Preferred Shares
Delaware Investments National Municipal Income Fund – Common Shares and Preferred Shares

Schedule B

FUND ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES

BNYM shall perform for each Fund and each of its Portfolios the following fund accounting, financial administration and related services. Unless otherwise noted, capitalized terms used herein shall have the same meanings assigned to them in the Agreement.

A. Valuations

In accordance with the 1940 Act, a Fund’s pricing policies and procedures delivered to BNYM, and a Fund’s prospectus and statement of additional information, and subject to the existence of authorized licensing arrangements and Instructions, BNYM will perform the following pricing and valuation services:

1.	Perform the necessary functions to calculate daily the net asset value per share (“NAV”) for each share class of each Portfolio of the Fund.
2.	Calculate the value of the assets of each Portfolio by obtaining securities prices and readily available market quotations from independent pricing sources, subject to any adjustments by the fair valuation information vendors, in each case using a source/vendor approved by the Fund and listed in Schedule D to the Agreement. If market quotations for portfolio securities are not readily available, notify the Fund and obtain prices from authorized broker sources and/or use fair values as determined in good faith by the Fund’s board of directors/trustees, which includes, but is not limited to, using values determined by the Fund’s pricing policies and procedures and values approved by the Fund’s Valuation/Pricing Committee.
3.	Assist in resolving pricing discrepancies and implement mutually agreed upon price variance thresholds and notification processes.
4.	In accordance with the Fund’s NAV error correction policies provided to BNYM, notify the Fund promptly upon discovery of NAV errors of a Portfolio and initiate correction processes.

B. Calculation and Payment of Expenses

1.	Based upon information provided by one of the Fund’s Authorized Persons to BNYM, calculate asset-based fees and submit to the Fund Treasurer/Principal Financial Officer for approval, and instruct the custodian to wire fee payments to the service providers.
2.	Accrue expense waivers based on Instructions and provide reporting of accruals of expense waivers.
3.	Accrue and allocate fee payments to directors/trustees and other officers of the Fund paid directly by the Fund according to Instructions and on a monthly basis forward cash to the Fund’s Authorized Persons in the amount necessary to make such payments to the directors/trustees and other officers of the Fund.
4.	Prepare expense reports, liabilities analysis and budgets for each Portfolio of the Fund for review and approval by the Fund Treasurer/Principal Financial Officer, including maintaining detailed records pertaining to expense accruals and payments, adjusting reports to reflect accrual adjustments, and monitoring all Fund expenses.

5.	Forward any invoices payable by the Fund to the Fund’s Authorized Persons for review and approval. Pay any invoices approved by the Fund’s Authorized Person for payment on behalf of the Fund. Allocate such invoices among the Portfolios in accordance with pre-established instructions from the Fund’s Authorized Persons. Record the payment of invoices on the Fund’s books.
6.	Provide to the Fund a monthly summary of disbursements.

C. Financial Reporting

1.	Prepare agreed upon financial reporting information for the Fund and/or each Portfolio: (i) for proxy/information statements, registration statements (including prospectuses, statements of additional information, and business combination/exchange offers under Form N-14), Section 19 notices, periodic shareholder reports (both semi-annual and annual), Form N-CSRs, Form N-Qs, Form N-SARs, Form N-MFPs and such other communications required or otherwise sent to investors and/or filed with regulatory agencies; (ii) to the Investment Company Institute; (iii) to statistical reporting and rating agencies; and (iv) regarding a closed-end Fund’s issuance of preferred stock and commercial paper. Additionally, review and provide comments to the Fund or a Fund Agent to allow for completion of such reports in accordance with defined timelines.
2.	Prepare other reports, notices or financial documents in accordance with generally accepted accounting principles, as required by federal, state and other applicable laws and regulations, in each case as the parties may agree upon from time to time.
3.	Assist in preparing financial information relating to a closed-end Fund’s earnings press release, if any.
4.	Provide financial information needed for the offer letter to assist with buyback and tender offers for a closed-end Fund, if any.
5.	Provide 1940 Act Rule 2a-7 amortized cost monitoring (mark-to-market) reports for a money market Portfolio with such frequency as is agreed upon by parties, or as may be required by Rule 2a-7 and the Fund’s policies and procedures.
6.	Prepare and provide such detailed financial reports as may be necessary for the Fund’s board of directors’/trustees’ reporting process and as the parties may agree upon from time to time.
7.	Provide sub-certifications in an agreed-upon form to the Fund’s chief compliance officer and certifying principal executive and financial officers with respect to the generation of financial statements and other financial reporting performed by BNYM.

D. [Reserved]

E. Portfolio Securities Transactions

Based on information that is provided to BNYM by the Fund, its investment adviser, and the Fund’s Authorized Persons, BNYM will perform the following functions:

1.	Maintain records of investment, capital share, and income and expense activities for each Portfolio by: (i) recording purchases and sales of investments; (ii) recording corporate actions and capital changes relating to investments; (iii) accruing interest, dividends and expenses on investments; and (iv) maintaining the historical tax lots and income history for investments.
2.	Notify, as directed, the applicable investment adviser (or, if applicable, subadviser) with respect to mandatory and voluntary corporate actions. The Fund's elections (on actions where elections and options exist) on voluntary corporate actions must be communicated to BNYM by one of the Fund's Authorized Persons on the deadline date stated on the corporate actions notice, allowing a reasonable amount of time before the stated deadline for BNYM to input the election on the fund accounting system and notify the custodian (as applicable). BNYM will use commercially reasonable efforts to respond on behalf of the Fund if a response is received by BNYM after the deadline date.
3.	Book corporate action activity upon timely receipt of information and Instructions from one of the Fund’s Authorized Persons.
4.	Receive, update and process daily trade files from the Fund investment adviser’s order management system.
5.	Based on Instructions from one of the Fund’s Authorized Persons or the Fund Treasurer/Principal Financial Officer, implement tax lot relief methodology.

F. [Reserved]

G. Dividends & Distributions

Subject to review and approval of the Fund’s Treasurer/Principal Financial Officer, BNYM will perform the following functions:

1.	Provide the Fund’s transfer agent, dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund’s dividend reinvestment plan, if any.
2.	Calculate income projections and provide such projections to the Fund for completion of the Section 19(a) notices and respond to any questions or issues raised by such projections.
3.	Periodically calculate and report each Portfolio’s “investment company taxable income,” “net capital gain” distributions, and realized and unrealized capital gains, and calculate amount of distribution to avoid application of excise tax, in accordance with IRS Subchapter M requirements and the Portfolio’s distribution policies as disclosed in the Portfolio’s prospectus and established by resolution of the Fund’s board of directors/trustees.

H. Reconciliation and Cash Management

1.	Reconcile trade tickets and fund holdings list with investment adviser records on a daily basis.
2.	Reconcile the cash and portfolio investments of the Portfolio with the records of the Fund’s custodian, and provide corresponding reconciliation reports to the Fund and Fund Agents.

3.	Calculate and provide cash projections daily for each Portfolio of the Fund based on estimates of portfolio security transactions (including projected income and dividend receipts), shareholder transactions, and Fund distributions/reinvestments.
4.	Calculate and provide daily the cash available for each Portfolio of the Fund.

I. Shareholder Activity

1.	Record and reconcile daily shareholder activity, including: (i) recording subscriptions, redemptions, and dividend reinvestments; (ii) reconciling settlements of shareholder activity; and (iii) recording Portfolio shares outstanding to the records maintained by each Portfolio’s transfer agent and communicate exceptions to transfer agent which is responsible for researching exceptions.
2.	Provide financial and pricing information to support transfer of portfolio securities in connection with shareholder transfer-in-kind (purchase and redemption) transactions.
3.	Support the estimation/price protection process and other “post-nightly” and “as of” shareholder recording processes, including but not limited to, defined contribution clearance and settlement and same day cash.

J. Fund Performance Information

1.	Calculate each Portfolio’s performance, including calculations of yield, total return, expense ratio, portfolio turnover rate and dollar-weighted average maturity, as applicable, in accordance with standardized SEC reporting requirements, and provide to the Fund. Calculate and provide such additional performance information as may be reasonably requested by the Fund or the Fund’s Authorized Persons.

K. Audit Support

1.	Provide timely assistance with audit requests from the Fund, its internal auditors, its Independent Accountants, and regulatory agencies. Respond to inquiries from other Fund Agents regarding BNYM’s processes and interface with such Fund Agents to support annual SSAE 16 audits of such Fund Agents.
2.	Prepare work papers for the Fund’s annual audit by the Fund’s Independent Accountants, and coordinate the annual audit by the Fund’s Independent Accountants.
3.	Provide results of BNYM’s semi-annual SSAE 16 audits.

L. Tax Reporting

1.	Provide the financial information necessary for the Fund’s preparation of its federal, state and city tax returns and ancillary schedules, including year-end excise tax distributions, and compliance with Subchapter M and Section 4982 of the Internal Revenue Code of 1986 (the “Code”). Provide completed Internal Revenue Service forms for the Funds, such as Form 1120-RIC, necessary to file tax returns in accordance with filing deadlines and maintain copies of all tax returns and related workpapers.
2.	Provide financial data regarding portfolio investments to the Fund’s transfer agent to support the production of Form 1099s and similar shareholder tax reporting.

M. Other Reporting

1.	Provide the daily, weekly, monthly, quarterly and ad hoc reports mutually agreed upon by BNYM and DSC. Each report shall be in a form mutually agreed upon by BNYM and DSC.

N. Compliance Monitoring

1.	Establish, maintain, and provide summaries of, internal operating policies and procedures to support the performance of the Services by BNYM.
2.	Conduct testing of each Portfolio for compliance with the Code’s requirements to qualify as a regulated investment company, including but not limited to: (i) quarterly diversification requirements; (ii) annual income qualification test; and (iii) annual distribution requirements (including avoiding application of excise taxes). Provide the results to the Fund’s chief compliance officer.

O. Data Feeds

Subject to the existence of authorized licensing arrangements and Instructions, BNYM will perform the following functions:

1.	Disseminate each Portfolio’s NAV, dividend and portfolio data to Fund Agents and Fund-authorized third parties (including, if a closed-end fund, the stock exchange on which the Fund is listed) and maintain quality controls necessary to ensure accuracy of the data.
2.	Provide holdings information to the Fund’s proxy voting agent on a monthly basis in support of Form N-PX preparation and filing requirements.
3.	Provide month-end data feeds at the end of the 1st business day of the new month and subsequent month-end feeds as data changes in the month-end area.
4.	Provide daily data feeds inclusive of that day’s trading activity to the Fund.
5.	Provide the capability to re-transmit data feeds for past periods.
6.	Provide the data necessary for the Fund’s web/internet/intranet applications and maintain the subject matter expertise and quality controls required to ensure data accuracy.

P. Business Continuity

1.	At least annually, BNYM will provide summaries of BNYM’s disaster recovery plan for business continuity, together with summaries of any disaster recovery testing and results, with respect to those functions performed by BNYM. BNYM will participate in pre-defined disaster recovery testing as reasonably requested.

Q. Performance of Services by BNYM

1.	Monitor BNYM’s performance and provide a monthly performance monitoring report against mutually agreed upon metrics.
2.	Develop and implement corrective action plans in the event of service requirement defaults.

R. Relationship Management

1.	Provide client service support to the Fund, including access to day-to-day points of contact and to points of escalation as necessary.
2.	At a minimum, conduct semi-annual meetings with Fund management to discuss trends, technology and strategic direction.
3.	Conduct an annual meeting with Fund management to discuss the Services provided, system functionality and documentation of policies and procedures.
4.	Maintain effective working relationships with, and provide data to, third parties requiring data from the Funds.

S. Books and Records

1.	Maintain the general ledger and other accounts, books and financial records of the Fund, as required under Section 31(a) of the 1940 Act and the rules thereunder in connection with the Services.
2.	Comply with SEC and 1940 Act rules and regulations regarding record retention and maintenance of records on- and off-site as required.
3.	Provide the Fund’s investment adviser with view and query access to the accounting systems.
4.	Assist with the set-up of new Fund accounts and the maintenance and termination of existing Fund accounts.

T. Other

1.	Provide financial administration and fund accounting support for projects and processes as needed and/or required. Examples include establishment of new registrants, series and/or classes; Fund and/or Portfolio mergers, liquidations, conversions and proxy statements; insurance policy renewals; and issues relating to the application of fees and expense waivers. In the event that completion of a project or process necessitates BNYM to expend extraordinary expenses, both parties will negotiate in good faith to compensate BNYM for all or a portion of these expenses while taking into consideration other relevant factors such as cost sharing with other BNYM clients and future revenue projections from such projects or processes.
2.	Provide operational and financial reporting support to the Fund and each Portfolio in connection with its credit facilities.
3.	As applicable, support the Fund’s transfer agent with respect to dividend re-purchase processing and communication with omnibus dealers.

Exhibit I

Authorized Contacts for Communication

All communications between the Funds and BNYM should occur with the authorized contacts listed below. This includes, but not limited to, requests for information including phone and email communications, account changes, access requests and systems support.

Fund Contacts:
(List Primary and Alternate contacts for each business area)

Delaware Funds	Telephone	Email Address
Contact
Richard Salus	(215) 255-1010	Richard.Salus@macquarie.com
Daniel Geatens	(215) 255-1664	Daniel.Geatens@macquarie.com

BNYM Contacts:

BNYM Contact	Telephone	Email Address
Christopher Healy	(617) 382-2671	Christopher.healy@bnymellon.com